N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:
Evergreen International Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	362,796	0.05		6,932,129	10.92
Class B	7,841		0.01		757,650	10.94
Class C	22,794		0.01		2,078,217	10.91
Class I	6,128,768	0.07		92,464,691	10.92
Class IS	22,574		0.04		560,125	10.95